Exhibit 10.1

EMPLOYMENT AGREEMENT

     AGREEMENT made as of the 15th day of March, 2005 by and between JAN C.E. WENDENBURG, residing at _______________________ GERMANY (hereinafter referred to as the “Employee”) and AUTHENTIDATE INTERNATIONAL AG, a German Aktiensgesellschaft, registered in Duesseldorf, Germany and with principal offices located at Grossenbaumer Weg 6, 40474 Duesseldorf, Germany (hereinafter referred to as the “Company”) and AUTHENTIDATE HOLDING CORP., a Delaware corporation having its principal place of business at 2165 Technology Drive, Schenectady, New York 12308 (“AHC”).

W I T N E S S E T H :

     WHEREAS, the Company is engaged in the business of developing and marketing electronic billing, archiving, scanning and email solutions providing legally binding time and content authentication, and other software products; and

     WHEREAS, the Company is a wholly-owned subsidiary of AHC; and

     WHEREAS, the Company desires to continue to employ Employee for the purpose of securing for the Company the experience, ability and services of Employee; and

     WHEREAS, Employee desires to continue to be employed by the Company, pursuant to the terms and conditions herein set forth, superseding all prior agreements between the Company, its parent company, its subsidiaries and/or predecessors and Employee;

     NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

ARTICLE I
EMPLOYMENT

     1.1      Subject to and upon the terms and conditions of this Agreement, the Company hereby employs Employee, and Employee hereby accepts such employment in the capacity of Chief Executive Officer of the Company.

     1.2      Employee, Company and AHC hereby agree that for the period commencing on March 16, 2005 and expiring on March 31, 2005, Employee’s continued employment with the Company shall be in accordance with the terms and conditions set forth in the Employment Agreement among Employee, the Company and AHC which was deemed effective as of the 16th day of March, 2002 (the “Original Employment Agreement”). Accordingly, the parties hereto expressly agree that the Original Employment Agreement is hereby amended solely to extend the term of the Original Employment Agreement to March 31, 2005.

ARTICLE II
DUTIES

     2.1      Employee shall, during the Term, as hereinafter defined, and subject to the direction and control of the Company’s Board of Directors (Aufsichtsrat), perform such duties and functions as he may be called upon to perform by the Company’s Board of Directors (Aufsichtsrat) during the term of this Agreement, consistent with Employee’s position and status.

     2.2      Employee agrees to devote full business time and his best efforts in the performance of his duties for the Company and any subsidiary corporation of the Company.

     2.3      Employee shall perform, in conjunction with the Company’s Board of Directors (Aufsichtsrat), to the best of his ability the following services and duties for the Company and its subsidiary corporations (by way of example, and not by way of limitation):

          (i)      Those duties attendant to the position with the Company for which he is hired;

          (ii)      Establish and implement current and long range objectives, plans, and policies, subject to the approval of the Board of Directors;

          (iii)      Financial planning including the development of, liaison with, financing sources and investment bankers;

          (iv)      Managerial oversight of the Company’s business;

          (v)      Ensuring that all Company activities and operations are carried out in compliance with local, state and federal regulations and laws governing business operations.

          (vi)      Explore potential expansion of the Company’s business including acquisitions, joint ventures, and other opportunities;

          (vii)      Promotion of the relationships of the Company and its subsidiaries with their respective employees, customers, suppliers and others in the business community; and

          (viii)      Shareholder relations.

     2.4 Employee shall be based in the Duesseldorf, Germany area, and shall undertake such occasional travel, within or without the United States and Europe as is or may be reasonably necessary in the interests of the Company.

ARTICLE III
COMPENSATION

     3.1      During the Term, Employee shall be compensated initially at the rate of 200,000 Euro per annum (the “Base Salary”). The Base Salary shall be paid to Employee in accordance with the Company’s regular payroll periods. On April 1, 2006, the Base Salary shall be automatically increased to 210,000 Euro per annum for the remainder of the term of this Agreement.

     3.2      Commencing with the fiscal year beginning July 1, 2005, and for each fiscal year during the term of this Agreement, the Compensation Committee of the Board of Directors shall establish an Executive Bonus Plan for the Employee, which will provide for the payment of a Bonus of up to a maximum of 50% of Base Salary. The Bonus shall be contingent on the achievement of certain financial metrics to be established by the Compensation Committee of the Company. In the event the financial metrics are not achieved, the amount of the Bonus, if any, shall be determined by the Compensation Committee in its sole discretion.

     3.3      The Company shall deduct from Employee’s compensation all federal, state, provincial and local taxes which it may now or may hereafter be required to deduct.

     3.4      Employee may receive such other additional compensation as may be determined from time to time by the Board of Directors. Nothing herein shall be deemed or construed to require the Board to award any bonus or additional compensation.

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ARTICLE IV
BENEFITS

     4.1      During the Term, the Company shall provide Employee with (a) group health care and insurance benefits as generally made available to the Company’s senior management and upon such terms as provided to the Company’s senior management; (b) disability insurance; (c) and such other benefits obtained by the Company and made generally available to the Company’s senior management, including among other things, life, accident and dental insurance, pension or savings plans.

     4.2      As the Company requires Key Man life insurance on the life of Employee, Employee agrees to obtain such insurance and promptly submit to such physical examinations and furnish such information as any proposed insurance carrier may request.

     4.3      All benefits shall be consistent with the Company’s Employee Manual.

     4.4      During the Term, Employee shall be entitled to 30 days paid vacation, in accordance with the Company’s policy then in effect for its executives.

     4.5      During the Term, the Company shall reimburse Employee for all reasonable business expenses incurred by Employee on behalf of the Company, upon presentation of suitable documentation and vouchers, in accordance with Company policy. The Company shall provide an automobile for business and personal use by Employee, of such type and quality reasonably commensurate with Employee’s position not to exceed Euro 1,500 per month. The Company will be responsible for maintaining, insuring, fueling and taxing of such automobile; provided however, that the personal use of the automobile will be subject to German income tax to be borne by Employee.

     4.6      The Company shall procure a life insurance policy on the life of the Employee and maintain such policy during the Term. The life insurance policy to be procured shall pay a benefit to the Employee’s estate in the event of the Employee’s death during the Term of an amount equal to the initial Base Salary for the first year of the Term. Employee is responsible for scheduling and obtaining such policy as soon as possible at the Company’s expense.

     4.7      Employee shall be entitled to sick leave in accordance with the Company’s policy.

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ARTICLE V
NON-DISCLOSURE

     5.1      Employee shall not, at any time during or after the termination of his employment, except when acting on behalf of and with the authorization of the Company, make use of or disclose to any person, corporation, or other entity, for any purpose whatsoever, any trade secret or other confidential information concerning the Company’s business, finances, marketing, technology and other assets of the Company which if disclosed would be detrimental to the Company, including information relating to any customer of the Company or any other nonpublic business information of the Company learned as a consequence of Employee’s employment with the Company (collectively referred to as the “Proprietary Information”). For the purposes of this Agreement, trade secrets and confidential information shall mean information disclosed to Employee or known by him as a consequence of his employment by the Company, whether or not pursuant to this Agreement, and not generally known in the industry. Employee acknowledges that trade secrets and other items of confidential information, as they may exist from time to time, are valuable and unique assets of the Company, and that disclosure of any such information would cause substantial injury to the Company. As used in the Article V, Proprietary Information shall mean information of any nature and in any form, except for information which Employee can demonstrate:

          (i)       was at the time of disclosure to Employee generally part of the public domain or thereafter becomes part of the public domain through no act or omission by Employee; or

          (ii)      was lawfully in Employee’s possession as shown in written records prior to disclosure by the Company and without obligation of confidentiality; or

          (iii)      was lawfully received by Employee after disclosure from a third party without obligation of confidentiality and without violation by said third party of an obligation of confidentiality to another; or

          (iv)      was required to be disclosed by law or court order.

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ARTICLE VI
RESTRICTIVE COVENANT

     6.1      During the term hereof, Employee agrees that he will not directly or indirectly enter into or become associated with or engage in any other business (whether as a partner, officer, director, shareholder, employee, consultant, or otherwise) which is involved in the business of providing Internet based authentication services, or is otherwise engaged in the same or similar business as the Company shall be engaged and is in direct competition with the Company, or which the Company is in the process of developing, during the tenure of Employee’s employment by the Company. Notwithstanding the foregoing, the ownership by Employee of less than five percent of the shares of any publicly held corporation shall not violate the provisions of this Article VI.

     6.2      In furtherance of the foregoing, Employee shall not during a period of one year following termination of employment, directly or indirectly, in connection with any business similar to the business in which the Company was engaged, or in the process of developing during Employee’s tenure with the Company, solicit any customer or employee of the Company who was a customer or employee of the Company during the tenure of his employment.

     6.3      Except as otherwise may be agreed by the Company in writing, in consideration of the employment of Employee by the Company, and free of any additional obligations of the Company to make additional payment to Employee, Employee agrees to irrevocably assign to the Company any and all inventions, software, manuscripts, documentation, improvements or other intellectual property whether or not protectible by any state or federal laws relating to the protection of intellectual property, relating to the present or future business of the Company that are developed by Employee prior to the termination of his/her employment with the Company, either alone or jointly with others, and whether or not developed during normal business hours or arising within the scope of his/her duties of employment. Employee agrees that all such inventions, software, manuscripts, documentation, improvement or other intellectual property shall be and remain the sole and exclusive property of the Company and shall be deemed the product of work for hire. Employee hereby agrees to execute such assignments and other documents as the Company may consider appropriate to vest all right, title and interest therein to the Company and hereby appoints the Company Employee’s attorney-in-fact with full powers to execute such document itself in the event employee fails or is unable to provide the Company with such signed documents. This provision does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company.

     6.4      Employee agrees to indemnify and hold harmless the Company, against any claim, suit or proceeding brought against the Company based on a claim that the employment of Employee by the Company is in violation of any restrictive covenant contained in any agreement between (1) the Company and Employee’s former employer or (2) Employee and his former employer.

     6.5      If any court shall hold that the duration of non-competition or any other restriction contained in this Article is unenforceable, it is our intention that same shall not thereby be terminated but shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable or, in the alternative, such judicially substituted term may be substituted therefor.

ARTICLE VII
OWNERSHIP OF TRADE SECRETS

     7.1      All written materials, records and documents made by the Employee or coming into his possession during the Term concerning the business or affairs of the Company or any of its Affiliates shall remain the property of the Company and its Affiliates, as the case may be. Upon the termination of Employee’s employment with the Company or upon the earlier request of the Company, the Employee shall promptly deliver such materials, records and documents to the Company. The Employee agrees to render to the Company or to any of its Affiliates such reports of the activities undertaken by the Employee or conducted under the Employee’s direction during the Term as the Company or any such Affiliates may request.

     7.2      The Employee agrees that any trade secret, invention, improvement, patent, patent application or writing, and any program, system or novel technique (whether or not capable of being trademarked, copyrighted or patented) conceived, devised, developed or otherwise obtained by him during the Term relating to the business, property, methods, suppliers or customers of the Company or any of its Affiliates shall be and become the property of the Company and its Affiliates. The Employee agrees to give the Company and its Affiliates prompt written notice of his conception, invention, authorship, development or acquisition of any such trade secret, invention, improvement, patent, patent application, writing, program, system or novel technique and to execute such instruments of transfer, assignment, conveyance or confirmation and such other documents and to do all appropriate lawful acts as may be required by the Company or any of its Affiliates to transfer, assign, confirm and perfect in the Company or any of its Affiliates all legally protectable rights in any such trade secret, invention, improvement, patent, patent application, writing, program, system or novel technique.

ARTICLE VIII
TERM

     8.1      Subject to the provisions of Article X hereof, the term of this Agreement (the “Term”) shall be for a period commencing on April 1, 2005 and expiring on March 31, 2007, unless sooner terminated in accordance with the terms and conditions of this Agreement.

ARTICLE IX

DISABILITY DURING TERM

     9.1      In the event Employee becomes totally disabled so that he is unable or prevented from performing any one or all of his usual duties hereunder for a period of ninety consecutive days or one hundred twenty days in any three hundred sixty five day period, and the Company elects to terminate this agreement in accordance with Article X, paragraph (B) then, and in that event, the Company shall pay to Employee, in addition to any amounts of Base Salary and/or Bonus accrued but unpaid, an amount equal to 50 % of his Base Salary for the year in which the termination under this Article occurs, and the proceeds of any Company paid disability insurance, if any. Such disability payment shall be payable in accordance with the Company’s regular payroll periods. During any period that Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Employee shall continue to receive his full Base Salary until Employee’s employment is terminated pursuant to this Article 10.2(b) of this Agreement.

ARTICLE X
TERMINATION

     10.1      The Company may terminate this Agreement:

          a.      Upon the death of Employee during the term hereof, except that Employee’s legal representatives, successors, assigns, and heirs shall have those rights and interests as otherwise provided in this Agreement, including the right to receive accrued but unpaid incentive compensation and special bonus compensation on a pro rata basis.

          b.      Subject to the terms of Article IX, upon written notice from the Company to Employee, if Employee becomes totally disabled and as a result of such total disability, has been prevented from and unable to perform all of his duties hereunder for a for a period of ninety consecutive days or one hundred twenty days in any three hundred sixty five day period.

          c.      Upon written notice from the Company to Employee, at any time for “Cause.” For purposes hereof, “Cause” shall mean if the Board of Directors determines that the Employee has (i) willfully failed, neglected or refused to perform his duties hereunder (including, without limitation, an inability to perform such duties resultant from alcohol or drug abuse, chronic alcoholism or drug addiction), (ii) willfully, intentionally or recklessly acted in a manner materially injurious to the business or reputation of the Company or any of its Affiliates, (iii) committed an act of willful misconduct in respect of his duties or obligations under this Agreement, (iv) been convicted of a crime, (v) misappropriated or embezzled any of the Company’s or its Affiliates’ property or (vi) materially breached any one or more of the provisions of this Agreement.

     10.2      In the event that the Company terminates this Agreement without cause, upon the termination of Employee’s employment with the Company, Employee shall be entitled to receive (a) all compensation accrued but not paid as of the termination date; (b) the Base Salary, for the greater of (i) the balance of the Term, assuming the Company elects not to renew this Agreement in accordance with paragraph 10.3, or (ii) one year from the date of termination, payable in accordance with the Company’s regular payroll periods, commencing on the first day of the first payroll period following the date of termination; and (c) continued participation in the Company’s benefit plans (as contemplated in Sections 4.1, 4.2 and 4.3 hereof) for the longer of the natural expiration of this Agreement or the end of the month of the one-year anniversary of the termination of Employee’s employment; provided, however, Employee shall continue to be bound by the provisions of Section 6.1 and 6.2 and 6.3 for as long as payments are being made by the Company hereunder.

     10.3      In the event that the Company fails to agree to renew this Agreement at the expiration of the Term for at least a one year period, then Employee shall be entitled to receive his Base Salary for one year. The Company shall notify the Employee in writing of the Company’s intention to continue Employee’s employment after the expiration of this Agreement not less than 90 days prior to the natural expiration of the term of this Agreement.

ARTICLE XI
TERMINATION OF PRIOR AGREEMENTS

     11.1      This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements between the parties, whether oral or written prior to the effective date of this Agreement, excluding accrued but unpaid salary and bonus or incentive payments earned pursuant to the Original Employment Agreement.

ARTICLE XII
STOCK OPTIONS

     12.1      Employee shall be eligible to receive employee stock options under the Executive Stock Option program to be established by the Compensation Committee. Option grants shall be based on Employee’s duties and responsibilities and other criteria established by the Compensation Committee. The amount and terms of the stock options shall be subject to the terms and conditions of AHC’s Stock Option Plan (the “Plan”), and the terms and conditions set forth in the Stock Option Certificate, both of which are incorporated herein by reference, as well as the discretion of the Compensation Committee.

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ARTICLE XIII
ARBITRATION AND INDEMNIFICATION

     13.1      Any dispute arising out of the interpretation, application, and/or performance of this Agreement shall be settled through final and binding arbitration before a single arbitrator in Duesseldorf, Germany in accordance with the Rules of the German Arbitration Association. The arbitrator shall be selected by the Association and shall be an attorney-at-law experienced in the field of corporate and employment law. Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties.

     13.2      The Company hereby agrees to indemnify, defend, and hold harmless Employee for any and all claims arising from or related to his employment by the Company at any time asserted, at any place asserted, and to the fullest extent permitted by law. The Company shall maintain such insurance as is necessary and reasonable to protect Employee from any and all claims arising from or in connection with his employment by the Company, provided such insurance can be obtained without unreasonable effort and expense.

ARTICLE XIV
REPRESENTATIONS OF EMPLOYEE

     14.1      Employee represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not, with or without the giving of notice or the passage of time (a) violate any judgment, writ, injunction or order of any court, arbitrator or governmental agency applicable to him or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute default under, any agreement to which Employee is a party or by which he is or may be bound.

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ARTICLE XV
SEVERABILITY

     15.1      If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

ARTICLE XVI
NOTICE

     16.1      All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given or made: if by hand, immediately upon delivery, if by telecopier, immediately upon the beginning of the first business day after being sent, if by Federal Express, Express Mail or any other overnight delivery service, on the first business day after dispatch, and if mailed by certified mail, return receipt requested, four business days after mailing. All notices, requests and demands are to be given or made to the parties at the following addresses (or to such other address as either party may designate by notice in accordance with the provisions of this paragraph):

IF TO THE COMPANY:	With a copy to:
Authentidate International, AG	Strauch, Schuster & Partner GbR
Grossenbaumer Weg 6	Oberländer Ufer 154a
40474 Duesseldorf, Germany	50968 Koeln
Phone: 0211-436989-0	Attn: Dr. Patricia Antoni
Fax: 0211-436989-19

IF TO AHC:	With a copy to:
Authentidate Holding Corp.	Goldstein & DiGioia, LLP
2165 Technology Drive	45 Broadway
Schenectady, New York 12308	New York, New York 10006
Attention: President	Attention: Victor J. DiGioia, Esq.
Phone: (518)346-7799	Telephone: (212)599-3322
Fax: (518)346-3644	Telecopier: (212)557-0295

IF TO EMPLOYEE:	With a copy to:
Jan C.E. Wendenburg

Telephone:
Telecopier:

ARTICLE XVII
BENEFIT

     17.1      This Agreement shall inure to, and shall be binding upon, the parties hereto, the successors and assigns of the Company, and the heirs and personal representatives of Employee. In the case of a merger, restructuring, consolidation or any other substantial change in structure or assets of the Company, AHC shall be obligated for the payment of, without any deduction, all compensation, payments and other liabilities to Employee, resulting from this contract.

ARTICLE XVIII
WAIVER

     18.1      The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of construction and validity.

ARTICLE XIX
GOVERNING LAW

     19.1      This Agreement shall be governed by the laws of the Republic of Germany.

ARTICLE XX
ENTIRE AGREEMENT

     20.1      This Agreement contains the entire agreement between the parties hereto. No change, addition, or amendment shall be made hereto, except by written agreement signed by the parties hereto.

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ARTICLE XXI
COUNTERPARTS

     21.1      This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and affixed their hands and seals the day and year first above written.

(Corporate Seal)	AUTHENTIDATE INTERNATIONAL, AG

	By:	/s/ Surendra Pai
Name: Surendra Pai
Title: Chairman of the Board

AUTHENTIDATE HOLDING CORP.

By:	/s/ Surendra Pai
Name: Surendra Pai
Title: Chief Executive Officer, Authentidate Holding Corp.

EMPLOYEE

/s/ Jan C. E. Wendenburg
JAN C.E. WENDENBURG
Employee